Exhibit 99.1

American Oriental Bioengineering, Inc. Announces Pricing of Convertible Notes Offering

NEW YORK, July 9, 2008. American Oriental Bioengineering, Inc. (NYSE: AOB) today announced the pricing of a private offering of $115 million aggregate principal amount of Convertible Senior Notes due 2015 (the “Notes”). The Notes are being sold to qualified institutional buyers in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The issuance of Notes is expected to close on July 15, 2008.

The Notes will pay interest semiannually at a rate of five percent per annum. The Notes will be convertible at an initial conversion rate of 107.6195 shares per $1,000 principal amount of Notes, which is equal to an initial conversion price of approximately $9.29 per share. This represents a 15 percent conversion premium based on the last reported sale price of $8.08 per share on the NYSE on July 8, 2008.

AOB currently expects to use approximately $30 million of the proceeds from the offering to repurchase shares of its common stock pursuant to a prepaid forward share repurchase transaction with an affiliate of the placement agent, as counterparty. AOB expects to use the remaining net proceeds from the offering for general corporate purposes, including for working capital purposes and to fund possible acquisitions of and investments in complementary businesses and products. In connection with the prepaid forward repurchase transaction, AOB has been advised that the counterparty may enter into various derivative transactions or purchase or sell shares of AOB’s common stock concurrently with or following the offering of the convertible notes. The counterparty has also advised AOB that it may enter into, or unwind, various derivatives or purchase or sell shares of AOB’s common stock in secondary-market transactions following the offering of the convertible notes. These activities may have the effect of increasing, or preventing a decline in, the market price of AOB’s common stock concurrently with or following the offering of the convertible notes. In addition, any hedging transactions by the counterparty following the offering of the convertible notes may have an adverse impact on the trading price of AOB’s common stock and the value of the convertible notes.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy securities (including the shares into which the notes are convertible). Any offers of the securities will be made only by means of a private placement memorandum. The convertible notes and the shares of common stock issuable upon conversion of the convertible notes have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Cautionary Statement:

The statements in this release relating to the terms and timing of the proposed offering and the expected use of proceeds from the offering are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not AOB will offer the notes or consummate the offering, the final terms of the offering, prevailing market conditions, the anticipated principal amount of the notes which could differ based upon market conditions, the anticipated use of the proceeds of the offering which could change as a result of market conditions or for other reasons, the fact that future share repurchases will depend upon market conditions, interest rates and corporate considerations and the impact of general economic, industry or political conditions in the United States or internationally.

Shareholders of AOB are cautioned not to place undue reliance on its forward-looking statements, which speak only as of the date such statements are made. AOB does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this July 9, 2008 press release, or to reflect the occurrence of unanticipated events.

About American Oriental Bioengineering

American Oriental Bioengineering (NYSE: AOB) is a pharmaceutical company dedicated to improving health through the development, manufacture and commercialization of a broad range of prescription and over the counter products in China.